Exhibit 19

SOLID POWER, INC.

INSIDER TRADING POLICY

(Adopted on September 4, 2025 – Supersedes all prior versions)

A. POLICY OVERVIEW

The Board of Directors (the “Board”) of Solid Power, Inc., a Delaware corporation (together with any subsidiaries, the “Company”), has adopted this Insider Trading Policy (this “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers, and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive, and can lead to criminal and civil liability, including damages and fines, imprisonment, and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

For purposes of this Policy, the Company’s most senior internal counsel serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his, her, or their duties under this Policy.

B.Policy STATEMENT

1. No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are in possession of material nonpublic information about the Company, you are prohibited from:

a.	using it to transact in securities of the Company;
b.	disclosing it to other directors, officers, employees, consultants, contractors, agents, or other service providers whose roles do not require them to have the information;
c.	disclosing it to anyone outside of the Company, including family, friends, business associates, investors, or consulting firms, without prior written authorization from the Compliance Officer; or
d.	using it to express an opinion or make a recommendation about trading in the Company’s securities.

In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are in possession of material nonpublic information about the Company’s suppliers, customers, or competitors, you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.

2.No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members, or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.

If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier, or salesperson, then you should refer the inquiry to the Chief Financial Officer or Compliance Officer. Responding to a request yourself may violate this Policy and, in some circumstances, the law. Please consult the Company’s External Communications Policy for more details.

3.Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold, or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

a.

significant developments involving business relationships, including execution, modification, or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers, or other business partners;

b.

significant information relating to the operation of a product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes, or other announcements of a significant nature;

c.	significant developments in research and development or relating to intellectual property;
d.

financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections, or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;

e.	restatements of financial results or material impairments, write-offs, or restructurings;
f.	changes in independent auditors or notification that the Company may no longer rely on an audit report;
g.	business plans or budgets;
h.	creation of significant financial obligations or any significant default under or acceleration of any financial obligation;
i.	impending bankruptcy or financial liquidity problems;

j.	significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
k.

major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or a notice of delisting;

l.

significant corporate events, such as a pending or proposed merger, joint venture or tender offer, significant investment, acquisition or disposition of a significant business or asset, or change in control of the Company;

m.	major personnel changes, such as changes in senior management or employee lay-offs;
n.	data breaches or other cybersecurity events;
o.	updates regarding any prior material disclosure that has materially changed; and
p.	the existence of a special blackout period.

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day shall pass after the dissemination of information before the information is considered public.

As a rule of thumb, if you think something might be material nonpublic information, it probably is. You should always reach out to the Compliance Officer if you have questions.

C.	PERSONS COVERED BY THIS POLICY

This Policy applies to you if you are a director, officer, or employee of the Company, both inside and outside of the United States. In addition, this Policy applies to the Company. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control. You are responsible for making sure that these other individuals and entities comply with this Policy.

This Policy continues to apply, even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D.	Trading Covered by this Policy

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you possess material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.any purchase, sale, loan, gift, or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants, and preferred stock) and debt securities (including debentures, bonds, and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);

2.any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps, caps, and collars), hedging and pledging transactions, short sales, and certain arrangements regarding participation in benefit plans; and

3.any offer to engage in the transactions discussed above.

This Policy also applies to transactions involving the Company’s securities in which the Company is engaged. With respect to such transactions, the Compliance Officer shall work with other executive officers of the Company to implement controls necessary to ensure that the Company does not engage in transactions involving the Company’s securities in violation of insider trading laws, such as Exchange Act Rule 10b5-1.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

E.	Trading Restrictions

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

1.Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers, and employees of the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods will begin at the start of the first day of each fiscal quarter and will end at the start of the second full trading day following the Company’s earnings release, or if no earning release is issued, on the second full trading day following the Company filing its Form 10-K or Form 10-Q, as applicable.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct, or control during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and the Compliance Officer may update and revise Schedule I as appropriate.

2.Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, and employees. The Compliance Officer will notify you if you are subject to a special blackout period by providing to you a notice substantially in the form of Exhibit A. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct, or control.

3.Regulation BTR Blackouts. Directors and officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling, or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will endeavor to notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.

F.	PROHIBITED TRANSACTIONS

You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.

1.Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s securities.

2.Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than, to the extent permitted under the applicable grant documents, stock options, restricted stock units, and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.

3.Pledging Transactions. You may not pledge the Company’s securities as collateral for any loan or as part of any other pledging transaction.

4.Margin Accounts. You may not hold the Company’s common stock in margin accounts.

G.	Pre-clearance of Trades

The Company’s directors and officers and any other persons identified on Schedule I of this Policy as being subject to pre-clearance requirements must obtain pre-clearance prior to trading or gifting the Company’s securities. If you are subject to pre-clearance requirements, you must submit a pre-clearance request in the form attached as Exhibit B to the Compliance Officer at least two business days prior to your desired trade or gift date. The person requesting pre-clearance will be asked to certify that he, she, or they is not in possession of material nonpublic information about the Company. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

If the Compliance Officer is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade or gift. All trades and gifts that receive pre-clearance must be executed on the proposed trade date(s) included in the pre-clearance request.

Even after pre-clearance, a person may not trade or gift the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade or gift being executed.

From time to time, the Company may identify other persons who should be subject to the pre-clearance requirements set forth above, and the Compliance Officer may update and revise Schedule I as appropriate.

H.	Exceptions to Trading Restrictions

There are no unconditional “safe harbors” for transactions made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period, or are otherwise restricted under this Policy.

The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:

1.stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;

2.receipt and vesting of stock options, restricted stock units, restricted stock, or other equity compensation awards from the Company;

3.purchases through the employee stock purchase plan; however, this exception does not apply to subsequent sales or gifts of the shares purchased through such plan;

4.net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;

5.sell to cover transactions, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information and to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;

6.trades made pursuant to a valid 10b5-1 trading plan approved in advance by the Company (see below);

7.purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; however, this exception does not apply to elections you make under the 401(k) plan to (a) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (b) move balances into or out of a Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, or (d) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;

8.changes in form of ownership where beneficial ownership does not change (for example, a transfer from your individual ownership to a trust for which you are the trustee and sole beneficiary);

9.transfers by will or by the laws of descent and distribution; and

10.changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. In addition, the limited exceptions set forth in this Section are not exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you must still pre-clear any of these transactions with the Compliance Officer. Any other Policy exceptions must be approved by the Compliance Officer in consultation with the Board or an independent committee of the Board.

I.	10b5-1 Trading Plans

The Company encourages its directors, officers, and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established, modified, or terminated during a blackout period or when the individual is otherwise in possession of material nonpublic information. To qualify for the exception to this Policy, any trading plan adopted by a director, officer, or employee must be pre-approved by the Company before it is entered into and must otherwise comply with Rule 10b5-1 and the requirements set forth in the Requirements for Trading Plans attached as Exhibit C.

J.	Section 16 Compliance

Certain of the Company’s officers, all of the Company’s directors, and certain other individuals are required to comply with Section 16 of the Securities and Exchange Act of 1934 and related rules and regulations that set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade or gift date, number of shares, exact price, etc.) about his, her, or their transactions involving the Company’s securities on the same business day as such transaction occurs.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Compliance Officer.

K.	VIOLATIONS OF THIS POLICY

Company directors, officers, or employees who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms, and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.

L.	PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

M.	Reporting

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Compliance Officer.

N.	AmendmentS

The Board reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules, and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments to this Policy must be approved by the Board.

SCHEDULE I

PERSONS SUBJECT TO

QUARTERLY BLACKOUT PERIODS,

PRE-CLEARANCE REQUIREMENTS, AND

SECTION 16 REPORTING AND LIABILITY PROVISIONS

1.DIRECTORS AND SECTION 16 OFFICERS

All directors and Section 16 officers are subject to quarterly blackout and pre-clearance requirements.

2.OTHERS

All employees of the Company are subject to quarterly blackout periods.

EXHIBIT A

FORM OF SPECIAL BLACKOUT NOTICE

[COMPANY LETTERHEAD]

[Date]

CONFIDENTIAL COMMUNICATION

[Insert company address]

Dear [Insert Name]:

Solid Power, Inc. (together with any subsidiaries, the “Company”) has imposed a special blackout period in accordance with the terms of the Company’s Insider Trading Policy (the “Policy”). Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not engage in any transaction involving the securities of the Company until you receive official notice that the special blackout period is no longer in effect.

You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with the Company’s policies.

If you have any questions at all, please contact me at [insert contact information].

Sincerely,

Compliance Officer

EXHIBIT B

PRE-CLEARANCE CHECKLIST

Person proposing to trade:
Proposed trade (type and amount):
Manner of trade:
Proposed trade date(s):
Affiliate of the Company:	☐ Yes☐ No
☐	No blackout period. The proposed trade will not be made during a quarterly or special blackout period.
☐	No pension fund blackout under Regulation BTR.* There is no pension fund blackout period in effect.
☐	No prohibition under Insider Trading Policy. The person confirmed that the proposed transaction is not prohibited under the Insider Trading Policy.
☐	Section 16 compliance.* The person confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
☐	Form 4 filing.* A Form 4 has been or will be completed and will be timely filed with the SEC, if applicable.
☐	Rule 144 compliance (Response required only from affiliates of the Company).
☐	The “current public information” requirement has been met (i.e., all 10-Ks, 10-Qs and other relevant reports during the last 12 months have been filed);
☐	The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
☐

Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person is not part of an aggregated group;

☐	The manner of sale requirements will be met (a “brokers’ transaction” or directly with a market maker or a “riskless principal transaction”); and
☐	A Form 144, if applicable, has been completed and will be timely filed with the SEC and the relevant national securities exchange.
☐

Rule 10b-5 concerns. The person has been reminded that trading is prohibited when in possession of any material nonpublic information regarding the Company that has not been adequately disclosed to the public. The individual has discussed with the Compliance Officer any information known to the individual or the Compliance Officer that the individual believes may be material.

* Applies if the individual is a director or an officer subject to Section 16 of the Securities Exchange Act of 1934.

Date:

(Signature of Compliance Officer)

(Print name of Compliance Officer)

I am not aware of material nonpublic information regarding the Company. I am not trading on the basis of any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis. I understand that I must execute the trade by the end of the second trading day after the date on which the trade is cleared by the Compliance Officer. I understand that by signing below, I am not obligated to execute the trade.

(Signature of person proposing to trade)

EXHIBIT C

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (A) the prohibitions in the Insider Trading Policy (the “Policy”) of Solid Power, Inc. (together with any subsidiaries, the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the requirements of the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:

1.Any trading plan must be submitted to the Compliance Officer for review and pre-approval at least two business days prior to the desired date of adoption, modification, or termination, including any suspension of trading under the plan.

2.Upon adoption, modification, or termination of a trading plan, the executed plan must be promptly submitted to the Compliance Officer with an executed certificate representing that the trading plan or termination, as applicable, complies with Rule 10b5-1 and the criteria set forth herein, along with any other information requested by the Compliance Officer.

3.The trading plan must be in writing and signed by the person adopting the trading plan.

4.The trading plan must specify either (a) the amount and price of Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of Company securities to be purchased or sold and the dates for such purchases or sales. The trading plan may not grant discretion to a stockbroker or other person with respect to the execution of trades under the plan.

5.The trading plan must be adopted, modified, or terminated at a time when:

a.	the person adopting, modifying, or terminating the trading plan is not aware of any material nonpublic information; and
b.	there is no quarterly, special, or other trading blackout in effect with respect to the person adopting, modifying, or terminating the trading plan.

6.The trading plan must (a) be entered, modified, or terminated in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 and (b) include representations that the person adopting or modifying the trading plan is not aware of any material nonpublic information about the security or Company on the date of adoption or modification, as applicable, and has entered or modified such plan, as applicable, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

7.The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

8.For the Company’s directors and Section 16 officers, the first trade or gift under the trading plan (including any modified trading plan) may not occur until after the later of (a) 90 calendar days after adoption or modification of the trading plan or (b) two business days after the filing of the Company's Form 10-Q (or Form 10-K for any plan adopted or modified during the fourth fiscal quarter) for the fiscal quarter in which the trading plan was adopted or modified, up to a maximum of 120 calendar days after adoption or modification of the trading plan. For anyone other than the Company’s directors and Section 16 officers, the first trade or gift under the trading plan (including any modified trading plan) may not occur until 30 calendar days after adoption or modification of the trading plan. In the event of a modification, the existing plan would remain in effect until the modified plan comes into effect.

9.The trading plan must have a minimum term of one year and a maximum term of two years from the date of adoption or modification of the trading plan in accordance with these requirements.

10.Within the one year preceding the modification or adoption of a trading plan, a person may not have otherwise modified or adopted a plan more than once.

11.The trading plan must be the sole outstanding trading plan for the person adopting the trading plan, unless an exception is approved in advance by the Compliance Officer.

12.If the trading plan is a single-trade plan, it must be the sole single-trade plan within any consecutive 12-month period.

13.The person terminating a trading plan prior to its stated duration may not trade in the Company’s securities until after the later of (a) the completion of the next quarterly blackout period after such termination (or, if the plan is terminated during a quarterly blackout period, the end of that blackout period) and (b) 30 calendar days after such termination.

14.All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy) must be conducted through the trading plan.

15.All transactions under the trading plan must be in accordance with applicable law.

16.The Company must have authority to require the suspension or cancellation of the trading plan at any time.

17.The trading plan (including any modified trading plan) must meet such other requirements as the Compliance Officer may determine.

18.All persons adopting a trading plan must act in good faith with respect to the trading plan for the entire duration of the plan.

M E M O R A N D U M

To:	Directors, officers, and employees of Solid Power, Inc.
From:	Solid Power, Inc.
Date:	[______]
Re:	Insider Trading Policy

Attached is a copy of our Insider Trading Policy, which governs transactions involving trading in securities by directors, officers, employees, consultants, advisors, contractors, agents, and other service providers of Solid Power, Inc. (together with any subsidiaries, the “Company”). As described in the Insider Trading Policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.

After reading the Insider Trading Policy, please sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer. The Insider Trading Policy applies to you regardless of whether you sign the receipt and acknowledgment at the bottom of this memorandum and return it to the Compliance Officer.

If you have any questions about the Insider Trading Policy or insider trading laws generally or about any transaction involving the securities of the Company, please contact the Compliance Officer at compliance@solidpowerbattery.com.

Attachment(s)

Receipt and Acknowledgment

●	I have received and read the Insider Trading Policy.
●	I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
●	I understand and acknowledge that the Insider Trading Policy applies to me.
●	I understand and agree to comply with the Insider Trading Policy.
●	I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination of my employment or other service relationship with the Company as well as any other appropriate discipline.
●	I understand and agree that the Company may give stop transfer and other instructions to the Company’s transfer agent with respect to transactions that the Company considers to be in contravention of the Insider Trading Policy.

SignatureDate

Print name